Exhibit 21

                                                           List of Subsidiaries

Specialty Paperboard/Endura, Inc.
CPG Investors, Inc.
CPG Holdings, Inc.
Custom Papers Group, Inc.
CPG Warren Glen Inc.
Arcon Coating Mills, Inc.
Arcon Holdings Corp.
Specialty Paperboard Japan Co. Ltd.
Specialty Paperboard FSC Inc.
Specialty Paperboard (Hong Kong) Limited
SPI Specialty Paperboard AG